Exhibit 99.1

Cerulean Reports First Quarter 2014

Corporate Highlights and Financial Results

CAMBRIDGE, Mass. – May 27, 2014 – Cerulean Pharma Inc. (Nasdaq: CERU), a leader in Dynamic Tumor Targeting™, today provided an update on corporate activities during the quarter ended March 31, 2014.

“Cerulean had a strong start to 2014. In January, we met the primary efficacy endpoint of a monotherapy trial of CRLX101 in ovarian cancer, and in April, we completed our initial public offering. The proceeds of our IPO allow us to pursue important clinical milestones for our lead candidate, CRLX101, and for the second candidate from our platform, CRLX301,” said Oliver S. Fetzer, Ph.D., President and Chief Executive Officer of Cerulean. “CRLX101 is being studied in combination with other cancer treatments in single-arm clinical trials in relapsed renal cell carcinoma, relapsed ovarian cancer, and rectal cancer in the neoadjuvant setting, and we expect to initiate a randomized Phase 2 trial of CRLX101 in combination with Avastin® (bevacizumab) in relapsed renal cell carcinoma this summer.”

First Quarter Corporate Highlights

•	Met Primary Efficacy Endpoint in Phase 2 Monotherapy Trial in Ovarian Cancer and Initiated Phase 2 Combination Trial in Ovarian Cancer

•	CRLX101 met the primary efficacy endpoint in a single-arm Phase 2 monotherapy trial in relapsed ovarian cancer

•	A single-arm Phase 2 trial of CRLX101 in combination with Avastin was initiated in February in patients with relapsed ovarian cancer

•	Initiated Phase 1b/2 Combination Study in Rectal Cancer

•	A Phase 1b/2 trial of CRLX101 in combination with Xeloda® (capecitabine) and radiotherapy was initiated in March in patients with rectal cancer treated in the neoadjuvant setting

•	Closed Bridge Financing

•	$8.5 million round led by Rock Springs Capital in the form of notes that converted into common stock at the time of the IPO

Key Subsequent Event

•	Completed IPO

•	In April 2014, Cerulean completed its IPO, raising gross proceeds of $67 million, inclusive of the exercise of the underwriters’ over-allotment option

Anticipated 2014 Milestones

During the remainder of 2014, Cerulean plans to:

•	Report CRLX101 data at the ASCO 50th Annual Meeting:

•	“HIF inhibition in mRCC: Planned interim analysis of CRLX101 with bevacizumab, a phase 1b/2a study”, Abstract #e15611, previously presented at ASCO GU and included in electronic abstract compendium for ASCO annual meeting

•	“Phase II clinical trial evaluating CRLX101 in recurrent ovarian, tubal, and peritoneal cancer”, Abstract #5581, Saturday, May 31, 2014, 8:00-11:45am CT, S Hall A2

•	“A phase 1b/2 study of neoadjuvant chemoradiotherapy with CRLX101 and capecitabine for locally advanced rectal cancer”, Abstract #TPS3667, Saturday, May 31, 2014, 8:00-11:45am CT, S Hall A2

•	Initiate a randomized Phase 2 clinical trial of CRLX101 in relapsed renal cell carcinoma during the summer of 2014

•	Initiate a Phase 1 clinical trial of CRLX301, the second product candidate from Cerulean’s Dynamic Tumor Targeting Platform, by the end of 2014

Financial Results

As of March 31, 2014, Cerulean had cash and cash equivalents of $8.5 million. Cerulean estimates that its current cash, including $60.1 million net proceeds from its IPO in the second quarter, will allow it to fund several ongoing studies of CRLX101, a planned randomized Phase 2 trial of CRLX101 in combination with Avastin in patients with relapsed renal cell carcinoma, and a planned Phase 1 trial of CRLX301.

On May 27, 2014, Cerulean filed its financial results for the first quarter ended March 31, 2014, in a Form 10-Q, which can be accessed via the following links: http://ir.ceruleanrx.com/sec.cfm or www.sec.gov.

About CRLX101

CRLX101 is a dynamically tumor-targeted nanopharmaceutical designed to concentrate in tumors and slowly release its anti-cancer payload, camptothecin, inside tumor cells. CRLX101 inhibits topoisomerase 1 (topo 1), which is involved in cellular replication, and hypoxia-inducible factor-1a (HIF-1a), which research suggests is a master regulator of cancer cell survival mechanisms thought to promote drug and radiation resistance. CRLX101 has shown activity in late-stage disease in three different tumor types, both as monotherapy and in combination with Avastin. CRLX101 is currently in Phase 2 clinical development and has been dosed in more than 200 patients.

About Cerulean’s Dynamic Tumor Targeting Platform

Cerulean’s Dynamic Tumor Targeting Platform creates nanopharmaceuticals that are designed to provide safer and more effective cancer treatments. We believe our nanopharmaceuticals concentrate their anti-cancer payloads inside tumors while sparing normal tissue because they are small enough to pass through the ‘leaky’ vasculature present in tumors but are too large to pass through the wall of healthy blood vessels. Once inside tumors, our nanopharmaceuticals enter tumor cells where they slowly release anti-cancer payloads from within the tumor cells.

About Cerulean

The Cerulean team is committed to improving treatment for people living with cancer. We apply our Dynamic Tumor Targeting Platform to create a portfolio of nanopharmaceuticals designed to selectively attack tumor cells, reduce toxicity by sparing the body’s normal cells and enable therapeutic combinations. Our lead product candidate, CRLX101, is in multiple clinical trials with approved cancer treatments with the aim of unlocking the power of combination therapy. www.ceruleanrx.com

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about the clinical development of our product candidates, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 27, 2014 and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Avastin® is a trademark of Genentech Inc. Xeloda® is a trademark of Hoffmann-La Roche Inc.

Contacts

For IR:

Heather Savelle

MacDougall Biomedical Communications

781.235.3060

hsavelle@macbiocom.com

For PR:

Laura Kempke

MSL Group

781.684.0770

laura.kempke@mslgroup.com